Exhibit 99.1

ORION GROUP HOLDINGS, INC. REPORTS FIRST QUARTER

2020 RESULTS

Houston, Texas, Wednesday, April 29, 2020 -- Orion Group Holdings, Inc. (NYSE: ORN) (the “Company”), a leading specialty construction company, today reported net income of $2.7 million ($0.09 diluted earnings per share) for the first quarter ended March 31, 2020.  First quarter highlights are discussed below.

First Quarter 2020 Highlights

•	Contract revenues were $166.6 million, up 16.4% from $143.1 million for the first quarter of 2019.

•	Operating income was $4.4 million for the first quarter of 2020 compared to operating loss of $6.2 million for the first quarter of 2019.

•	Net income was $2.7 million ($0.09 diluted earnings per share) for the first quarter of 2020 compared to net loss of $7.9 million ($0.27 diluted loss per share) for the first quarter of 2019.

•

The first quarter 2020 net income included $0.3 million ($0.01 loss per diluted share) of non-recurring costs and $0.6 million ($0.02 earnings per diluted share) of tax benefit associated with the reduction of certain valuation allowances. First quarter 2020 adjusted net income was $2.4 million ($0.08 diluted earnings per share).  (Please see page 9 of this release for a reconciliation of adjusted net income.)

•

EBITDA, adjusted to exclude the impact of the aforementioned non-recurring costs, was $12.2 million in the first quarter of 2020, which compares to adjusted EBITDA of $3.1 million for the first quarter of 2019. (Please see page 10 of this release for an explanation of EBITDA, adjusted EBITDA and a reconciliation to the nearest GAAP measure.)

•	Backlog was $609.5 million on a first quarter book-to-bill of 1.22x.

“I want to sincerely thank our team members who are safely working at our project sites, yards, field support offices, and remote locations around the nation and outside the country.  Our focus has been to ensure the health and safety of all our people,” stated Mark Stauffer, Orion Group Holdings’ President and Chief Executive Officer. “The current global healthcare crisis resulting from the COVID-19 virus has created significant uncertainty and disruption throughout the U.S. economy, however, Orion’s operations have been determined to be a critical infrastructure service, and we continue to execute on our projects in backlog, with only minor disruptions.  As we move toward the ‘re-opening’ of the economy, it is unclear whether we may experience some delays in the timing and execution of new project awards later in the year, or the impacts if we see a second wave of virus spread. We will continue to monitor the latest developments and focus on the health and safety of our employees and executing the work in our backlog.”

“We posted a strong year-over-year improvement in both revenues and profitability in the first quarter, and we also had a strong book-to-bill, leading to a healthy expansion of our backlog,” continued Mr. Stauffer.    “With respect to our segment performance, our concrete business generated year-over-year and sequential profitability improvement due to improved man hours per cubic yard.  Marine revenues and operating profit were up significantly in the first quarter of 2020, driven by execution related margin gains on several projects in backlog.  Also contributing to marine’s year-over-year improvement was increased equipment utilization, which led to higher absorption of fixed costs.”

“Our first quarter backlog was up both sequentially and year-over-year.  Despite the broad reaching impacts of the COVID-19 pandemic, up to this point, we continue to see bidding activity in both segments.  While we remain focused on continuing to deliver improved performance, given the uncertainty due to the COVID-19 pandemic on the timing and execution of new project awards later in the year we are proactively suspending our previously disclosed full year 2020 guidance for Adjusted EBITDA, which was in the low to mid $40 million range.”

“As part of maintaining the continuity of our operations, not only have we been acutely focused on the efficiency of our project execution, but more importantly, our top priority has been to protect the health and safety of our employees.  In this regard, we have implemented a number of policies and procedures at all of our job sites and offices including: Pre-shift temperature testing, social distancing, sanitation and disinfection practices, use of face coverings, COVID-19 specific safety meetings, leadership training, distribution of educational information, remote working when possible and travel restrictions.”

Mr. Stauffer concluded, “The full ramifications of this pandemic for our end markets are as yet unknown.  To the extent we gain more visibility regarding the timing and execution of future awards, we will communicate our updated guidance when appropriate.  As it relates to our liquidity position, our current levels of cash and revolver availability will provide us with the financial flexibility to continue to execute on projects in backlog and future pursuits. However, as always, we continue to evaluate opportunities to improve our liquidity position.  With all of that said, we are encouraged by our strong operational performance in the first quarter and our ability to maintain our backlog at near-record levels.  We view these positive trends as indicative of our progress towards sustained profitable growth and free cash flow generation.”

Consolidated Results for First Quarter 2020 Compared to First Quarter 2019

•

Contract revenues were $166.6 million, up 16.4% as compared to $143.1 million. The increase was primarily attributable to increased project execution in the marine segment, partially offset by a slight decline in revenue in the concrete segment.

•	Gross profit was $19.8 million, as compared to $9.1 million. Gross profit margin was 11.9%, as compared to 6.3%. The increase in gross profit dollars and percentage were primarily driven by execution related margin expansion on certain projects and increased asset and human capital utilization, resulting in higher absorption of fixed costs.

•

Selling, General, and Administrative expenses were $15.9 million, as compared to $15.0 million. As a percentage of total contract revenues, SG&A expenses decreased from 10.4% to 9.5%. The increase in SG&A dollars was primarily attributable to the full ratable accrual of the incentive compensation plan.

•

Operating income was $4.4 million as compared to operating loss of $6.2 million. The operating income in the first quarter of 2020 reflects the aforementioned factors that improved revenue and gross profit.

•

EBITDA was $11.4 million, representing a 6.8% EBITDA margin, as compared to EBITDA of $0.9 million, or a 0.6% EBITDA margin. When adjusted for the aforementioned charges and other non-recurring costs, adjusted EBITDA for the first quarter of 2020 was $12.2 million, representing a 7.3% EBITDA margin. (Please see page 10 of this release for an explanation of EBITDA, Adjusted EBITDA and a reconciliation to the nearest GAAP measure.)

Backlog

Backlog of work under contract as of March 31, 2020 was $609.5 million, which compares with backlog under contract at March 31, 2019 of $411.4 million, an increase of 48.2%.  The first quarter 2020 ending backlog was comprised of $362.2 million for the marine segment, and a record $247.3 million for the concrete segment. Currently, the Company has approximately $848 million worth of bids outstanding, including approximately $57 million on which it is the apparent low bidder or has been awarded contracts subsequent to the end of the first quarter of 2020, of which approximately $28 million pertains to the marine segment and approximately $29 million to the concrete segment.

“During the first quarter, we bid on approximately $1 billion of work and were successful on approximately $204 million of these bids,” stated Robert Tabb, Orion Group Holding's Vice President and Chief Financial Officer.  “This resulted in a 1.22 times book-to-bill ratio and a win rate of 20.1%. In the marine segment, we bid on approximately $412 million during the first quarter 2020 and were successful on approximately $108 million, representing a win rate of 26.1% and a book-to-bill ratio of 1.25 times. In the concrete segment we bid on approximately $601 million of work and were awarded approximately $96 million, representing a win rate of 16.0% and a book-to-bill ratio of 1.19 times."

Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress and not yet complete, and the Company cannot guarantee that the revenue projected in its backlog will be realized, or, if realized, will result in earnings.  Backlog can fluctuate from period to period due to the timing and execution of contracts.  Given the typical duration of the Company's projects, which generally range from three to nine months, the Company's backlog at any point in time usually represents only a portion of the revenue it expects to realize during a twelve-month period.

Conference Call Details

Orion Group Holdings will host a conference call to discuss results for the first quarter 2020 at 10:00 a.m. Eastern Time/9:00 a.m. Central Time on Thursday, April 30, 2020. To listen to a live webcast of the conference call, or access the replay, visit the Calendar of Events page of the Investor Relations section of the website at www.oriongroupholdingsinc.com. To participate in the call, please dial (201) 493-6739 and ask for the Orion Group Holdings Conference Call.

About Orion Group Holdings

Orion Group Holdings, Inc., a leading specialty construction company serving the infrastructure, industrial and building sectors, provides services both on and off the water in the continental United States, Alaska, Canada and the Caribbean Basin through its marine segment and its concrete segment. The Company’s marine segment provides construction and dredging services relating to marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design, and specialty services. Its concrete segment provides turnkey concrete construction services including pour and finish, dirt work, layout, forming, rebar, and mesh across the light commercial, structural and other associated business areas. The Company is headquartered in Houston, Texas with regional offices throughout its operating areas.

Non-GAAP Financial Measures

This press release includes the financial measures “adjusted net income,” “adjusted earnings per share,” “EBITDA,” "Adjusted EBITDA" and “Adjusted EBITDA margin."  These measurements are “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G.  The non-GAAP financial information may be determined or calculated differently by other companies. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable and other GAAP financial information, which information is of equal or greater importance.

Adjusted net income and adjusted earnings per share are not an alternative to net income or earnings per share. Adjusted net income and adjusted earnings per share exclude certain items that management believes impairs a meaningful comparison of operating results. The company believes these adjusted financial measures are a useful adjunct to earnings calculated in accordance with GAAP because management uses adjusted net income available to common stockholders to evaluate the company's operational trends and performance relative to other companies. Generally, items excluded, are one-time items or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the company generally excludes information regarding these types of items.

Orion Group Holdings defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization.  Adjusted EBITDA is calculated by adjusting EBITDA for certain items that management believes impairs a meaningful comparison of operating results. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA for the period by contract revenues for the period.  The GAAP financial measure that is most directly comparable to EBITDA and Adjusted EBITDA is net income, while the GAAP financial measure that is most directly comparable to Adjusted EBITDA margin is operating margin, which represents operating income divided by contract revenues.  EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses.  Additionally, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin provide useful information regarding the Company's ability to meet future debt service and working capital requirements while providing an overall evaluation of the Company's financial condition.  In addition, EBITDA is used internally for incentive compensation purposes.  The Company includes EBITDA, Adjusted EBITDA and Adjusted EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance.  EBITDA, Adjusted EBITDA and Adjusted EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with generally accepted accounting principles in the United States, or as a measure of the Company's profitability or liquidity.

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the provisions of which the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, outlook, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release (including those under “Update on Scale and Growth Initiative” above), and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, gross profit, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward looking statements also include estimated project start date, anticipated revenues, and contract options which may or may not be awarded in the future.  Forward looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints and any potential contract options which may or may not be awarded in the future, and are at the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise.

Please refer to the Company's Annual Report on Form 10-K, filed on February 28, 2020, which is available on its website at www.oriongroupholdingsinc.com or at the SEC's website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Orion Group Holdings Inc.		The Equity Group Inc.
Robert Tabb, Vice President & CFO		Fred Buonocore, CFA (212) 836-9607
Rebecca Maxwell, Vice President, Finance		Mike Gaudreau (212) 836-9620
(713) 852-6500
www.oriongroupholdingsinc.com

Orion Group Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations

(In Thousands, Except Share and Per Share Information)

(Unaudited)

	Three months ended
	March 31,
	2020	2019
Contract revenues	166,620	143,105
Costs of contract revenues	146,862	134,023
Gross profit	19,758	9,082
Selling, general and administrative expenses	15,869	14,975
Amortization of intangible assets	516	658
Gain from sale of assets, net	(992)	(374)
Operating income (loss)	4,365	(6,177)
Other (expense) income:
Other income	97	23
Interest income	40	148
Interest expense	(1,402)	(1,325)
Other expense, net	(1,265)	(1,154)
Income (loss) before income taxes	3,100	(7,331)
Income tax expense	377	593
Net income (loss)	$2,723	$(7,924)

Basic earnings (loss) per share	$0.09	$(0.27)
Diluted earnings (loss) per share	$0.09	$(0.27)
Shares used to compute income (loss) per share:
Basic	29,653,409	28,927,406
Diluted	29,655,557	28,927,406

Orion Group Holdings, Inc. and Subsidiaries

Selected Results of Operations

(In Thousands, Except Share and Per Share Information)

(Unaudited)

	Three months ended March 31,
	2020		2019
	Amount	Percent	Amount	Percent
	(dollar amounts in thousands)
Contract revenues
Marine segment
Public sector	$53,511	62.3%	$46,009	74.8%
Private sector	32,438	37.7%	15,478	25.2%
Marine segment total	$85,949	100.0%	$61,487	100.0%
Concrete segment
Public sector	$16,052	19.9%	$12,753	15.6%
Private sector	64,619	80.1%	68,865	84.4%
Concrete segment total	$80,671	100.0%	$81,618	100.0%
Total	$166,620		$143,105

Operating income (loss)
Marine segment	$2,855	3.3%	$(6,456)	(10.5)%
Concrete segment	1,510	1.9%	279	0.3%
Total	$4,365		$(6,177)

Orion Group Holdings, Inc. and Subsidiaries

Reconciliation of Adjusted Net Income (Loss)

(In thousands except per share information)

(Unaudited)

	Three months ended
	March 31,
	2020	2019
Net income (loss)	$2,723	$(7,924)
One-time charges and the tax effects:
ISG initiative	369	1,547
Severance	34	—
Tax rate of 23% applied to one-time charges (1)	(93)	(356)
Total one-time charges and the tax effects	310	1,191
Federal and state tax valuation allowances	(663)	747
Adjusted net income (loss)	$2,370	$(5,986)
Adjusted EPS	$0.08	$(0.21)

(1)	Items are taxed discretely using the Company's blended tax rate.

Orion Group Holdings, Inc. and Subsidiaries

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations

(In Thousands, Except Margin Data)

(Unaudited)

	Three months ended
	March 31,
	2020	2019
Net income (loss)	$2,723	$(7,924)
Income tax expense	377	593
Interest expense, net	1,362	1,177
Depreciation and amortization	6,892	7,040
EBITDA (1)	11,354	886
Stock-based compensation	462	664
ISG initiative	369	1,547
Severance	34	—
Adjusted EBITDA(2)	$12,219	$3,097
Operating income (loss) margin (3)	2.7%	(4.3)%
Impact of depreciation and amortization	4.1%	4.9%
Impact of stock-based compensation	0.3%	0.5%
Impact of ISG initiative	0.2%	1.1%
Impact of severance	—%	—%
Adjusted EBITDA margin(2)	7.3%	2.2%

(1)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.

(2)

Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for stock based compensation, the ISG  initiative and severance. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

(3)	Operating income margin is calculated by dividing operating income plus other income (expense), net by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations by Segment

(In Thousands, Except Margin Data)

(Unaudited)

	Marine		Concrete
	Three months ended		Three months ended
	March 31,		March 31,
	2020	2019	2020	2019
Operating income (loss)	2,855	(6,456)	1,510	279
Other income (expense), net (1)	2,989	2,884	(2,892)	(2,861)
Depreciation and amortization	4,776	4,946	2,116	2,094
EBITDA (2)	10,620	1,374	734	(488)
Stock-based compensation	412	574	50	90
ISG initiative	190	821	179	726
Severance	12	—	22	—
Adjusted EBITDA(3)	$11,234	$2,769	$985	$328
Operating income (loss) margin (4)	6.8%	(5.8)%	(1.7)%	(3.2)%
Impact of depreciation and amortization	5.6%	8.1%	2.6%	2.6%
Impact of stock-based compensation	0.5%	0.9%	0.1%	0.1%
Impact of ISG initiative	0.2%	1.3%	0.2%	0.9%
Impact of severance	—%	—%	—%	—%
Adjusted EBITDA margin (3)	13.1%	4.5%	1.2%	0.4%

(1)

Primarily consists of corporate overhead costs recorded to the marine segment as part of operating income(loss) and allocated from the marine segment to the concrete segment in other income (expense) line. Allocated amounts net to zero on a consolidated basis.

(2)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.

(3)

Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for stock-based compensation, the ISG initiative and severance. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

(4)	Operating income margin is calculated by dividing operating income plus other income (expense), net by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows Summary

(In Thousands)

(Unaudited)

	Three months ended
	March 31,
	2020	2019
Net income (loss)	$2,723	$(7,924)
Adjustments to remove non-cash and non-operating items	8,582	8,883
Cash flow from net income after adjusting for non-cash and non-operating items	11,305	959
Change in operating assets and liabilities (working capital)	4,148	(2,887)
Cash flows provided by (used in) operating activities	$15,453	$(1,928)
Cash flows used in investing activities	$(325)	$(3,763)
Cash flows used in financing activities	$(2,692)	$(368)

Capital expenditures (included in investing activities above)	$(2,753)	$(3,862)

Orion Group Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Three months ended March 31,
	2020	2019
Cash flows from operating activities
Net income (loss)	$2,723	$(7,924)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	6,192	6,471
Amortization of ROU operating leases	1,673	1,435
Amortization of ROU finance leases	700	569
Amortization of deferred debt issuance costs	123	84
Deferred income taxes	13	34
Stock-based compensation	462	664
Gain on sale of property and equipment	(992)	(374)
Allowance for credit losses	411	—
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	13,511	(9,296)
Income tax receivable	(192)	(133)
Inventory	(218)	210
Prepaid expenses and other	1,540	255
Costs and estimated earnings in excess of billings on uncompleted contracts	9,956	(5,916)
Accounts payable	(22,911)	474
Accrued liabilities	(543)	(1,683)
Operating lease liabilities	(1,348)	(1,435)
Income tax payable	(278)	533
Billings in excess of costs and estimated earnings on uncompleted contracts	4,631	14,104
Net cash provided by (used in) operating activities	15,453	(1,928)
Cash flows from investing activities:
Proceeds from sale of property and equipment	1,302	400
Purchase of property and equipment	(2,753)	(3,862)
Contributions to CSV life insurance	(38)	(301)
Insurance claim proceeds related to property and equipment	1,164	—
Net cash used in investing activities	(325)	(3,763)
Cash flows from financing activities:
Borrowings from Credit Facility	5,000	11,000
Payments made on borrowings from Credit Facility	(6,750)	(10,750)
Loan costs from Credit Facility	—	43
Payments of finance lease liabilities	(942)	(696)
Exercise of stock options	—	35
Net cash used in financing activities	(2,692)	(368)
Net change in cash, cash equivalents and restricted cash	12,436	(6,059)
Cash, cash equivalents and restricted cash at beginning of period	1,086	8,684
Cash, cash equivalents and restricted cash at end of period	$13,522	$2,625

Orion Group Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

(In Thousands, Except Share and Per Share Information)

	March 31,	December 31,
	2020	2019
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$12,591	128
Restricted cash	931	958
Accounts receivable:
Trade, net of allowance for credit losses of $3,011 and $2,600, respectively	104,641	116,540
Retainage	40,109	42,547
Other current	1,154	2,680
Income taxes receivable	1,930	962
Inventory	1,229	1,114
Costs and estimated earnings in excess of billings on uncompleted contracts	31,433	41,389
Prepaid expenses and other	4,874	5,647
Total current assets	198,892	211,965
Property and equipment, net of depreciation	129,115	132,348
Operating lease right-of-use assets, net of amortization	17,715	17,997
Financing lease right-of-use assets, net of amortization	15,608	7,896
Inventory, non-current	7,140	7,037
Intangible assets, net of amortization	11,631	12,147
Deferred income tax asset	80	85
Other non-current	4,639	5,369
Total assets	$384,820	$394,844
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt, net of issuance costs	$4,040	$3,668
Accounts payable:
Trade	47,255	70,421
Retainage	817	562
Accrued liabilities	17,547	16,966
Income taxes payable	1,245	1,523
Billings in excess of costs and estimated earnings on uncompleted contracts	53,412	48,781
Current portion of operating lease liabilities	5,174	5,043
Current portion of financing lease liabilities	4,567	2,788
Total current liabilities	134,057	149,752
Long-term debt, net of debt issuance costs	66,030	68,029
Operating lease liabilities	13,211	13,596
Financing lease liabilities	9,227	3,760
Other long-term liabilities	19,831	20,436
Deferred income tax liability	213	205
Interest rate swap liability	2,029	1,045
Total liabilities	244,598	256,823
Stockholders’ equity:
Preferred stock -- $0.01 par value, 10,000,000 authorized, none issued	—	—
Common stock -- $0.01 par value, 50,000,000 authorized, 30,485,400 and 30,303,395 issued; 29,774,169 and 29,592,164 outstanding at March 31, 2020 and December 31, 2019, respectively	305	303
Treasury stock, 711,231 shares, at cost, as of March 31, 2020 and December 31, 2019, respectively	(6,540)	(6,540)
Other comprehensive loss	(2,029)	(1,045)
Additional paid-in capital	182,983	182,523
Retained loss	(34,497)	(37,220)
Total stockholders’ equity	140,222	138,021
Total liabilities and stockholders’ equity	$384,820	$394,844